VSE CORPORATION
     2550 Huntington Avenue, Alexandria, Virginia 22303-1499




                              Notice of 2003
                              Annual Meeting of
                              Stockholders and
                              Proxy Statement


Fellow Stockholders:

     You are cordially invited to attend the annual meeting of stockholders of VSE Corporation to be held on Friday, May 2, 2003, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Corporation Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. The matters expected to be considered at the annual meeting are described in the accompanying notice of meeting and proxy statement.

     At the meeting we will also review the activities of the company during the past year and current activities. Stockholders will have an opportunity to ask questions. I hope you will be able to join us.

     To ensure that your VSE common stock is voted at the meeting, please promptly sign and date the enclosed proxy card and return it to VSE in the enclosed envelope. Your vote is important.

     Please note the location for this meeting. The VSE Corporation Building is located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, just off I-95/I-495 at Exit 176 (Telegraph Road - South). The building is also within walking distance of the Huntington Avenue Metro Station (Yellow Line), using the Lower Level exit to Huntington Avenue.
                              Very truly yours,

                              VSE CORPORATION


                              /s/ D. M. Ervine

                              D. M. Ervine
                              Chairman, President, and CEO/COO

April 2, 2003

VSE CORPORATION
     2550 Huntington Avenue, Alexandria, Virginia 22303-1499


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON MAY 2, 2003

To the Stockholders of VSE Corporation:

     Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation ("VSE"), will be held on Friday, May 2, 2003, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Corporation Building, 2550 Huntington Avenue, Alexandria,
Virginia 22303-1499, for the following purposes:

     1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as VSE's independent certified public accountants for the year ending December 31, 2003;

     3. To approve an amendment to VSE's 1998 Stock Option Plan to increase the VSE Stock issuable thereunder by 75,500 shares; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only record holders of VSE common stock as of the close of business on March 18, 2003, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The list of stockholders entitled to vote at the meeting or any adjournments thereof will be open to the examination of any stockholder during the 10 days prior to the meeting at VSE's offices located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, during ordinary business hours.

     The VSE Corporation 2002 Annual Report to Stockholders, which contains consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

     Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy. To return your proxy you may use the self-addressed stamped envelope. If you attend the meeting, you may, if you wish, withdraw your proxy and vote you shares personally.


                              By Order of the Board of Directors


                              /s/ C. S. Weber

                              C. S. Weber, Secretary
April 2, 2003
                        VSE CORPORATION

                        PROXY STATEMENT
                 Annual Meeting of Stockholders
                   to be held on May 2, 2003


                          INTRODUCTION

General

     This proxy statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation ("VSE"), in connection with the solicitation of proxies by VSE's board of directors (the "Board") for use at VSE's annual meeting of stockholders to be held on Friday, May 2, 2003, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Corporation Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, and at any adjournments thereof for the purposes specified in the accompanying notice of meeting (the "Meeting").

     The mailing address of VSE's principal executive office is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. VSE's telephone number is (703) 960-4600. This proxy statement and the accompanying notice and form of proxy are first being provided to the holders of VSE common stock, par value $.05 per share (the "stockholders"), on or about April 2, 2003.

     The close of business on March 18, 2003, is the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Holders of a majority of VSE's outstanding common stock, par value $.05 per share (the "Stock" or "VSE Stock"), as of March 18, 2003, must be present at the Meeting, either in person or represented by proxy, to constitute a quorum for the transaction of business. As of the close of business on March 18, 2003, there were 2,188,635 shares of Stock outstanding and approximately 295 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 18, 2003, on all matters which may be submitted to the stockholders at the Meeting.

Voting and Revocation of Proxies

     All Stock represented by valid proxies will be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated on a proxy, the Stock represented thereby will be voted for the election as VSE directors of the seven nominees listed below under "Election of Directors" as discussed below.

     Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting. The inspectors of election will treat abstentions as Stock that is present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.

     As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Meeting other than those specifically referred to herein. If, however, any other matters are properly presented to
                                 -1-

the Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are VSE officers.

     A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to VSE's secretary. In addition, any stockholder who has executed a proxy but attends the Meeting may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                     OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Stock as of March 18, 2003. The voting and investment powers of the Stock listed below are held solely by the reported owner unless otherwise indicated.

                                        Shares beneficially     Percent of
Name of Beneficial Owner                       owned              class
-------------------------               -------------------     ----------

Certain Beneficial Owners
-------------------------
VSE Corporation Employee
  ESOP/401(k) Plan (a)                       348,298              15.9%

Non-employee Directors
----------------------
Clifford M. Kendall (b)                       25,581               1.2%
Calvin S. Koonce (b) (c)                     469,056              21.4%
David M. Osnos (b)                             4,625               *
Jimmy D. Ross (b)                              8,057               *
Bonnie K. Wachtel (b)                         30,875               1.4%

Named Executive Officers and Other Directors
--------------------------------------------
Thomas G. Dacus (b)                              500               *
Donald M. Ervine (b)                          93,498               4.3%
Robert J. Kelly (b)                            3,750               *
James M. Knowlton (b)                         51,241               2.3%
Thomas R. Loftus (b)                          17,322               *
Craig S. Weber (b)                            72,944               3.3%

Group
-----
Directors, Nominees, and
  Executive Officers as a group
  (12 persons) (b) (d)                       858,262              39.1%

*    Represents less than 1% of outstanding Stock.

(a) These shares are held in trust for the benefit of the ESOP/401(k) Plan participants. Three VSE officers serve as Plan trustees. The Plan participants have voting power over 281,880 shares allocated to their respective ESOP accounts, while the Plan trustees share voting and investment power over the remaining 66,418 shares. The mailing address for the ESOP/401(k) Plan is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

(b) Includes the following number of shares of Stock which the non-employee directors, named executive officers, other directors, and all directors, nominees, and executive officers as a group (12 persons) have the right to purchase pursuant to the exercise of stock options which are exercisable within the next 60 days:
     Clifford M. Kendall-562, each of Calvin S. Koonce, David M. Osnos, Jimmy D. Ross, and Bonnie K. Wachtel-2,625, Thomas G. Dacus-500, Donald M. Ervine-46,000, Robert J. Kelly-3,750, James M. Knowlton-25,750, Thomas R. Loftus-11,500, Craig S. Weber-14,000, and all directors, nominees, and executive officers as a group (12 persons)-122,062.

(c) Mr. Koonce's mailing address is 6550 Rock Spring Drive, Suite 600, Bethesda, Maryland 20817. Includes 5,500 shares held in a brokerage account for which Mr. Koonce has discretionary authority.

(d) The group consists of 12 persons. The 855,262 shares beneficially owned include 66,418 shares beneficially owned or controlled by the trustees of the ESOP/401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires VSE officers and directors and persons who own more than 10% of VSE's Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and stockholders are required by SEC regulations to furnish VSE with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, VSE believes that all persons subject to the reporting requirements of Section 16(a) filed the reports on a timely basis.

                           Item No. 1
                           ----------
                     ELECTION OF DIRECTORS

Nominees

     At the Meeting, stockholders will elect, by a plurality of the votes cast, seven VSE directors, who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the last annual meeting of stockholders. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board.

     The seven nominees for election as VSE directors and certain information regarding them are as follows:

Name and Principal Occupation                               Age   Director since
-----------------------------                               ---   --------------
David M. Osnos                                               71        1968
Of counsel (previously Senior Partner) at Arent Fox Kintner
Plotkin & Kahn, PLLC, attorneys-at-law (for more than the past five years); also a director of EastGroup Properties and Washington Real Estate Investment Trust.

Donald M. Ervine                                             66        1987
VSE Chairman of the Board and Chief Executive Officer since
1992. Also appointed President and Chief Operating Officer in March 2002.

Bonnie K. Wachtel                                            47        1991
Vice President and General Counsel, Wachtel & Co., Inc.,
Brokers and Underwriters (for more than the past five years). Also a director of Integral Systems Inc. and Information Analysis Inc.

Calvin S. Koonce                                             65        1992
Chairman, Koonce Securities, Inc., a securities broker/dealer firm (for more than the past five years).

Jimmy D. Ross                                                66        1994
General, U.S. Army (Ret.), formerly Commanding General,
U.S. Army Materiel Command. General Ross has served as an executive officer of Cypress International, Inc., a marketing consulting firm, since January 2000. From
1994 to 1999, he served as Senior Vice President,
Biomedical Services, of the American Red Cross.

Robert J. Kelly                                              65        1996
Admiral, U.S. Navy (Ret.), formerly Commander in Chief,
U.S. Pacific Fleet. Admiral Kelly has served as Chairman of the Board of Energetics Incorporated, a VSE subsidiary
("Energetics"), since August 1995, and was appointed
President of Energetics in March 1999.

Clifford M. Kendall                                          71        2001
Chairman of the Board, On-Site Sourcing, Inc. He is also a director of Affiliated Computer Services, Inc. ("ACS") and Washington Real Estate Investment Trust. Mr. Kendall was one of the founders of Computer Data Systems, Inc.
("CDSI") in 1968, and he served as its Chairman and Chief Executive Officer from 1970 to 1991 and as Chairman until December 1997. CDSI was acquired by ACS in 1997.

Committees of the Board

     Audit Committee. The audit committee met five times during 2002 and is composed solely of non-employee directors, including Mr. Koonce, who chairs the committee, Mr. Kendall, General Ross, and Ms. Wachtel. The audit committee is primarily concerned with the effectiveness of VSE accounting policies and practices, financial reporting and internal controls. The committee recommends to the Board the firm to be appointed as VSE's independent certified public accountants and reviews the scope of the annual examination of VSE's books and records. The committee also reviews the audit findings and recommendations of the independent public accountants, considers the organization and work of VSE's internal audit function, and monitors the extent to which the findings and recommendations of these groups have been implemented.

     Compensation Committee. The compensation committee met four times during 2002 and is composed solely of non-employee directors, including General Ross, Chairman, Mr. Kendall, Mr. Koonce and Ms. Wachtel. The committee is primarily concerned with corporate compensation policies, including incentive compensation, and with the compensation of the chief executive officer and certain other executive officers and employees.

     Nominating and Corporate Ethics Committee. The nominating and corporate ethics committee met twice during 2002 and consists of Admiral Kelly, Chairman, and Mr. Osnos. The committee is primarily concerned with making recommendations to the Board with respect to nominees to be proposed for election as directors and with corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE officers and directors, and conflicts of interest involving VSE officers, directors, and employees. Stockholders of VSE may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE's by-laws and must be received in writing by the secretary of VSE generally by February 15th, but in any event no later than 90 days before the date in the current year which corresponds to the date on which the meeting was held during the immediate prior year.

     Planning Committee. The planning committee did not meet during 2002. The committee consists of Mr. Ervine, Chairman, Admiral Kelly,
Mr. Koonce and General Ross. The committee is primarily concerned with making recommendations to the Board with respect to business development opportunities, including acquisitions.

     Finance Committee. The finance committee met three times during 2002. The committee consists of Mr. Osnos, Chairman, Mr. Ervine,
Mr. Koonce and Ms. Wachtel. The committee is primarily concerned with making recommendations to the Board with respect to VSE's capitalization and long-term funding requirements.

     VSE's Chairman and Chief Executive Officer (Mr. Ervine) is an ex officio member of all standing committees of the Board. Mr. Ervine does not, however, participate in meetings or discussions of the compensation committee concerned with establishing his salary or bonus.

Board Meetings

     During 2002 the Board held six regular meetings and acted four times by unanimous written consent. No director attended fewer than 75% of the aggregate of (a) the total number of Board regular and special meetings held (during the period during which he or she has been a director) and
(b) the total number of meetings held by all Board committees on which he or she served.

Compensation of Directors

     Each non-employee director is compensated at an annual rate of $17,200, prorated in the event of a partial year of service. Directors who are employees of VSE receive no additional compensation for service as a director. In addition, no compensation is paid to a director for personal services rendered to VSE pursuant to a consulting services agreement between the director and VSE, or any of VSE's subsidiaries unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2002. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or its authorized committees.

     Each non-employee director, including each of the non-employee directors named in the foregoing table, is granted, as of January 1 each year, a nondiscretionary five-year option to purchase 750 shares of VSE Stock (750 shares represents the maximum number of shares which may be covered by options issued annually to each non-employee director pursuant to either or both of the VSE Corporation 1996 and 1998 Stock Option Plans). Each option is vested 25% immediately on the date of the grant and 25% on each successive anniversary date after the grant (100% vested after three years). The option price per share for each nondiscretionary grant is not less than the fair market value of VSE Stock as of the date the option is awarded. See "Security Ownership of Certain Beneficial Owners and Management" above for further information on the stock options held by each VSE director.

     Pursuant to the VSE Corporation 1998 Non-employee Directors Stock Plan (the "Directors Stock Plan"), each non-employee director has the ability to elect that payment of all or a portion of his or her annual compensation for service as a VSE director (currently $17,200 per year) be paid in VSE Stock at fair market value determined in accordance with
Section 7(a) of the Directors Stock Plan. For 2002, Mr. Kendall,
Mr. Koonce and General Ross elected to have sixty, sixty, and fifty percent, respectively, of their annual compensation paid in VSE Stock.

Certain Relationships and Related Transactions

     Pursuant to an agreement dated as of October 21, 1998, Donald M. Ervine serves as the Chief Executive Officer of VSE at a base salary of $254,000 per annum. Mr. Ervine is employed for a term ending on January 1, 2004, subject to automatic extensions for successive one-year periods unless notice to terminate is given by Mr. Ervine at least 90 days prior to the expiration of the term or any such one-year extension of the term. Mr. Ervine's base salary is subject to review in January of each year, provided that the base salary shall not be less than $254,000 per annum. Mr. Ervine is also eligible to receive an annual performance bonus each year as determined by the Board or its compensation committee. Mr. Ervine's employment may be terminated by the Board for willful and gross misconduct and in the case of death or disability which prevents Mr. Ervine from substantially fulfilling his duties for a period in excess of six months. If Mr. Ervine's employment is terminated because of death or illness or disability, he or his beneficiary, as the case may be, will be paid his annual base salary then in effect for one full year from the date of death or disability. Mr. Ervine's employment may also be terminated without cause on 60 days prior notice and on payment of a lump sum severance compensation payment equal to two times his annual base salary then in effect. The agreement includes a covenant by Mr. Ervine not to be involved, directly or indirectly, in a business enterprise that competes with VSE during the term of his employment and for two years thereafter. Under the terms of the agreement, Mr. Ervine will be nominated to serve as a director and will be elected Chairman of the Board during the term of his employment. If a change of control of VSE, as defined, occurs and, without his consent, Mr. Ervine is assigned duties materially inconsistent with his position and status with VSE, Mr. Ervine may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to three times his annual base salary then in effect.

The October 21, 1998, agreement described above replaced and superseded on substantially the same terms and conditions a prior employment agreement with Mr. Ervine dated as of January 1, 1996.

     Pursuant to an agreement dated as of January 15, 1999, Admiral Robert J. Kelly, U.S. Navy (Ret.), serves as President and Chief Operating Officer of Energetics Incorporated ("Energetics"), a wholly owned subsidiary of VSE. Admiral Kelly is employed for a term ending on January 1, 2004, subject to automatic extensions for successive one-year periods unless notice to terminate is given by either Admiral Kelly or VSE at least 90 days prior to the expiration of the term or any such one-year extension of the term. Other terms and conditions of Admiral Kelly's agreement are substantially similar to those of Mr. Ervine's 1998 agreement except that (a) Admiral Kelly is employed at a minimum base salary of $166,000 per annum, and (b) Admiral Kelly will be nominated to serve as a director of VSE and a director of Energetics during the term of the agreement.

     Pursuant to separate agreements entered into in December 1997 and expiring on January 1, 2004, subject to automatic extensions for successive one-year periods unless notice to terminate is given at least 90 days prior to the expiration of the term or any such one-year extension of the term, Mr. Knowlton and Mr. Weber each have agreements with VSE to continue to serve in the executive officer's current or in a comparable capacity. The terms and conditions the executive officer agreements are similar to those of Mr. Ervine's agreement except that
(a) each of the executive officers is employed at a minimum base salary equal to the executive officer's annual base salary in effect on the date the agreement was signed, subject to annual and special reviews, (b) each of the executive officers will be reappointed to serve in the executive officer's current or comparable capacity, (c) in the event of termination without cause, each executive officer's lump sum severance compensation payment shall equal his or her annual base salary then in effect, and (d) in the event of a change of control of VSE, as defined, each executive officer may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to two times his or her annual base salary then in effect.

     There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

     The law firm of Arent Fox Kintner Plotkin & Kahn, PLLC, of which Mr. Osnos is of counsel, has represented and is expected to continue to represent VSE on various legal matters.

     VSE and the trustees of its employee benefit plans effect certain of their transactions in VSE stock and employee benefit plan investments, respectively, through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce. No transactions occurred with Koonce Securities, Inc. in 2002.

     The Board recommends a vote FOR the proposal to elect each of the seven persons nominated to serve as a director of VSE for the ensuing year, and your proxy will be so voted unless you specify otherwise.

                           Item No. 2
                           ----------
      APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Based on the recommendation of its audit committee, the Board has appointed the firm of Ernst & Young LLP to be VSE's independent certified public accountants for the year ending December 31, 2003, and recommends to stockholders that they vote for ratification of that appointment. Although not required to do so, the Board has determined that it would be desirable to request approval of this appointment by stockholders. The ratification of the appointment of VSE's independent certified public accountants will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Meeting. If such approval is not received, the Board will reconsider the appointment.

     Arthur Andersen LLP served as VSE's independent certified public accountants for the first three months of 2002. On May 15, 2002, on the recommendation of its audit committee, the Board dismissed Arthur Andersen LLP as VSE's independent public accountants and approved the selection of Ernst & Young LLP to serve as VSE's independent public accountants for the fiscal year ended December 31, 2002. In 2002 Arthur Andersen LLP services included reviews of the consolidated financial statements included in VSE's Form 10-Q for the quarter ended March 31, 2002. Arthur Andersen LLP billed VSE for professional services rendered for the quarter ended March 31, 2002, as follows:

   Audit fees  . . . . . . . . . . . . . . . . . . . . . . . .$ 13,100 (1)
   Financial information systems design and implementation . .$     -0-
   All other fees  . . . . . . . . . . . . . . . . . . . . . .$     -0-

   (1) Includes fees for reviews of consolidated financial statements included in VSE's Form 10-Q for the quarter ended March 31, 2002.

     In 2002 Ernst & Young LLP services included an examination of VSE's consolidated financial statements and the financial statements of certain subsidiaries and benefit plans and reviews of the consolidated financial statements included in VSE's Forms 10-Q for each of the quarters ended June 30, 2002, and September 30, 2002.

     Ernst & Young LLP billed VSE for professional services rendered for the year ended December 31, 2002, as follows:

   Audit fees  . . . . . . . . . . . . . . . . . . . . . . . .$118,000 (1)
   Financial information systems design and implementation . .$     -0-
   All other fees  . . . . . . . . . . . . . . . . . . . . . .$ 15,000 (2)

   (1) Includes fees for reviews of consolidated financial statements included in VSE's Form 10-Qs for each of the quarters ended
        June 30, 2002, and September 30, 2002.
   (2)  Includes employee benefit plan audits and other non-audit services.

     A representative of Ernst & Young LLP is expected to attend the Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

     The Board recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP to serve as VSE's independent certified public accountants for the fiscal year ending December 31, 2003, and your proxy will be so voted unless you specify otherwise.

                           Item No. 3
                           ----------
     APPROVAL OF AMENDMENT TO VSE CORPORATION 1998 STOCK OPTION PLAN

     The stockholders are asked to consider and vote on an amendment to the VSE Corporation 1998 Stock Option Plan (the "1998 Plan") to increase by 75,500 shares the VSE Stock authorized for issuance thereunder.

     In December 1997 the Board adopted, and in May 1998 the stockholders approved, the 1998 Plan. Under the 1998 Plan 343,750 shares of VSE Stock were reserved for issuance pursuant to the exercise of stock options granted thereunder. On March 13, 2003, the Board adopted an amendment to the 1998 Plan, subject to stockholder approval at the Meeting, to increase by 75,500 shares the VSE Stock authorized for issuance thereunder. If the amendment is approved by the stockholders, the aggregate number of shares of VSE Stock which will be authorized for issuance under the 1998 Plan will increase by 75,500 shares from 343,750 to 419,250. As of the record date, 341,250 shares of VSE Stock were covered by outstanding options granted under the 1998 Plan and 2,500 shares of VSE Stock remained available under the 1998 Plan for the future grant of options.

     Approval of the amendment to the 1998 Plan will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Meeting. If such approval is not received, the Board will reconsider the amendment to the 1998 Plan. The following summary of the 1998 Plan, as amended, is qualified in its entirety by reference to the complete text of the 1998 Plan. Except for the number of shares of VSE Stock issuable thereunder, the 1998 Plan and the 1998 Plan, as amended by the proposed amendment, are in all respects identical.

     VSE anticipates that, following stockholders' approval of the amendment to increase the number of shares available for issuance under the 1998 Plan, VSE will from time to time grant awards to eligible executive officers and key employees as part of VSE's overall compensation strategy. Under the 1998 Plan, each non-employee director will receive a total of 750 stock options on January 1 of each year. VSE has not, however, made any specific determinations regarding the executive officers and key employees eligible to receive awards, the size of the awards or the term of the awards.

     Under the 1998 Plan, as amended, an aggregate of up to 419,250 shares of Stock (representing approximately 19.2% of the currently outstanding Stock) may be purchased pursuant to the grant of options. Of the 75,500-share increase, 7,625 shares will be reserved for nondiscretionary options issued to non-employee directors of VSE and the remaining 67,875 shares will be reserved for discretionary options issued to executive officers and key employees. Of the aggregate of 419,250 shares of Stock issuable under the 1998 Plan, as amended, 23,250 shares are reserved for non-discretionary options issued to non-employee directors of VSE and 396,000 shares are reserved for discretionary options issued to executive directors and key employees. Options under the 1998 Plan are not intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. (See "Federal Income Tax

Consequences" below.) The 1998 Plan will terminate on the earliest of May 6, 2008, or the date on which all options under the 1998 Plan have been exercised or terminated.

     The purpose of the 1998 Plan is to make awards to non-employee directors, executive officers and key employees of VSE and its subsidiaries, and thereby to further VSE's growth by providing long-term incentives and an identity of interests with the stockholders. VSE operates in a highly specialized field in which success is substantially dependent on the expertise of qualified and highly motivated key personnel. Management believes that adoption of the amendment to the 1998 Plan will be of material assistance in recruiting, motivating and retaining key personnel.

     Currently VSE has five non-employee directors, six executive officers and approximately 25 other key employees.

     The Board is authorized, subject to the provisions of the 1998 Plan, to construe and interpret the 1998 Plan, and to make all determinations necessary or advisable for the administration of the 1998 Plan. The Board may designate persons other than Board members to carry out its responsibilities under the 1998 Plan, under such conditions and limitations as it may prescribe, except that the Board may not delegate its authority with respect to the grant of options under the 1998 Plan.
The portion of the 1998 Plan which relates to the grant of options will be administered by the Board, provided that a majority of the Board and a majority of the members acting on the matter are non-employee directors. Alternatively, if the Board shall not satisfy the foregoing provisions, or if the Board shall otherwise so specify, the portion of the 1998 Plan which relates to the grant of options shall be administered by a committee of at least three directors, all of whom must be non-employee directors. In administering the 1998 Plan, the Board may (but is not required to) consider the recommendations of its compensation committee.

     Under the 1998 Plan, the option price per share shall not be less than the fair market value of the Stock as of the date each option is granted. The fair market value of the Stock, as defined in the 1998 Plan, means on any given date the average closing price of the Stock as reported on the consolidated transaction reporting system for the National Association of Securities Dealers for such of the 30 calendar days prior to the date of the award during which trades of the Stock occurred. The closing price of the Stock on March 17, 2003, was $9.75 per share.

     Options will be exercisable over the exercise period specified by the Board, but in no event will such period exceed five years from the date of grant. Options will terminate three months following voluntary termination of employment. If the participant dies while an employee, vested options may be exercised within one year after the participant's death (but not after the option termination date). If the participant retires, vested options may be exercised within three years after the retirement date (but not after the option termination date). If the participant's employment is terminated for disability or due to a lay off by VSE, vested options may be exercised within one year after termination (but not after the option termination date). Also, if a participant's employment is terminated for cause (as defined in the 1998 Plan), all of his or her options will terminate on the date of such termination for cause.

     The option price shall be paid in full at the time of exercise in cash or, with the Board's approval, Stock held by the participant for at least six months having an aggregate fair market value equal to the aggregate option price of the options exercised or in a combination of cash and Stock.

     Each option granted under the 1998 Plan will vest 25% immediately on the date of the grant and 25% on each successive anniversary date after the date of the grant (100% vested after three years). In the event of a "change-of-control" of VSE (as defined in the 1998 Plan), all options granted under the 1998 Plan which have not terminated and are held by participants will become immediately vested and may be exercised without regard to any vesting period.

Federal Income Tax Consequences

     The following is a brief summary of certain federal income tax consequences relating to options granted under the 1998 Plan. This summary is solely for general information and does not make specific representations to any participant. Therefore, each participant is urged to consult with his or her own tax adviser regarding the exercise of options and the sale of Stock acquired under the 1998 Plan regarding federal, state and local tax consequences.

     The grant of stock options will have no immediate tax consequences to VSE or the optionee. If Stock received on the exercise of an option is not subject to a substantial risk of forfeiture, the optionee will recognize ordinary income equal to the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price. It is not contemplated that VSE will, upon the exercise of an option, issue or deliver Stock that is subject to a substantial risk of forfeiture.

     Stock received on the exercise of an option will be treated as subject to a substantial risk of forfeiture for up to a six month period if the sale of the shares at a profit during such six months could subject the optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"). Under these circumstances, however, the optionee has a right to elect, within a 30-day period from the date of exercise of the option, to include in his or her taxable income for the taxable year of exercise an amount equal to the excess of the fair market value of such shares at the time of the exercise over the exercise price. If the optionee does not make the preceding election, the optionee will recognize ordinary income upon the expiration of the above-referenced six month period. The amount of such income will be equal to the excess of the fair market value of the shares at that time over the exercise price, and the holding period for determining whether any capital gain or loss on the subsequent sale or exchange of the shares is long-term or short-term capital gain or loss will commence at that time.

     Where ordinary income is recognized by an optionee as described above in connection with shares received on the exercise of an option, VSE will be entitled to a deduction in the amount of ordinary income so recognized by the optionee, provided appropriate tax withholding procedures are implemented or VSE otherwise establishes that the optionee has reported the income on his or her tax return. The 1998 Plan requires the employee to pay or make arrangements acceptable to the Board regarding withholding taxes due upon exercise of an option. With the Board's approval, the optionee may make such payments in whole or in part by surrendering Stock.

                          NEW PLAN BENEFITS

     As discussed above, under the 1998 Plan, each non-employee director will receive a total of 750 stock options on January 1 of each year. VSE has not made any specific determination regarding the executive officers and key employees eligible to receive awards under the 1998 Plan, the size of the awards or the term of the awards. The following table sets forth information regarding awards made under the 1998 Plan for the fiscal year ended December 31, 2002.

Name and Position                                Number of
                                                   Units
------------------                               ---------
Donald M. Ervine, Chairman of the Board,          12,000
President and CEO/COO

Thomas G. Dacus, Vice President and                2,000
Director, Federal Group

James M. Knowlton, Executive Vice President        6,000
and Director, International Group

Thomas R. Loftus, Senior Vice President and        5,000
Chief Financial Officer

Craig S. Weber, Executive Vice President,          6,000
Chief Administrative Officer and Secretary

Executive Group (composed of six persons)         36,000

Non-Executive Director Group                       3,750
(five non-employee directors)

Non-Executive Officer Group (thirteen             24,000
persons)


     The Board recommends a vote FOR the proposal to approve the amendment to the 1998 Plan, and your proxy will be so voted unless you specify otherwise.

                 EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information about VSE Stock that may be issued upon exercise of options, warrants and rights under VSE's equity compensation plans as of December 31, 2002, including the 1998
Plan (without giving effect to the proposed amendment).
Plan Category       Number of Shares to    Weighted Average     Number of Shares
                      be Issued upon       Exercise Price of       Remaining
                        Exercise of       Outstanding Options    Available for
                    Outstanding Options           (b)           Future Issuance
                          (a) (1)                                Under Equity
                                                                 Compensation
                                                                Plans(excluding
                                                              shares reflected in
                                                              column (a)) (c) (2)
---------------------------------------------------------------------------------
Equity compensation      241,500                $8.40               2,500
plans approved by
stockholders
---------------------------------------------------------------------------------
Equity compensation          750                $6.50                 -0-
plan not approved by
stockholders
---------------------------------------------------------------------------------
Total                    242,250                $8.40               2,500
---------------------------------------------------------------------------------

 (1) Includes options covering 63,750 shares of VSE Stock effective as of January 1, 2003.

 (2) Excludes 349,485 shares of VSE Stock held by the VSE Corporation
     Employee ESOP/401(k) Plan, which shares may be transferred to Plan participants on retirement or termination of VSE employment or pursuant to ESOP diversification.

                     AUDIT COMMITTEE REPORT

     The Audit Committee (the "Committee") of the Board is composed of four non-employee directors, each of whom is considered "independent" pursuant to the Nasdaq Stock Market listing standards. The Committee's responsibilities are set forth in its Charter, the latest revision of which was filed as Appendix A to VSE's Proxy Statement dated April 2, 2001. The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report "independent" as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

     The Committee has reviewed and discussed with management VSE's audited consolidated financial statements as of and for the year ended December 31, 2002, and has discussed with VSE's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence
Standard No. 1, Independence Discussions with

Audit Committees, as amended, issued by the Independence Standards Board, and has discussed with the auditors the auditors' independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

     Based on the foregoing reviews and discussions, the Committee recommended to the Board that the consolidated financial statements referred to above be included in VSE's Annual Report on Form 10-K for the year ended December 31, 2002.

     Audit Committee:    Calvin S. Koonce (Chair), Clifford M. Kendall,
                         Jimmy D. Ross, and Bonnie K. Wachtel


                 COMPENSATION COMMITTEE REPORT

     The Board has established a compensation committee to (a) review corporate compensation policies, including incentive compensation, (b) set the compensation of the chief executive officer (the "CEO"), and (c) review the compensation of certain other executive officers and employees. The committee is composed entirely of non-employee directors (see "Committees of the Board" above).

Compensation Philosophy

     VSE's overall compensation philosophy is based on aligning employee compensation with industry standards and with financial performance objectives established by the Board. Under the committee's supervision, VSE has established compensation policies designed to attract and retain qualified executive and corporate officers and link total executive compensation to corporate goals. The key elements of VSE executive compensation are base salary, a performance bonus, and a long-term incentive plan.

Base Salary

     The base salaries for executive officers and other corporate officers are established primarily on comparability to the range of compensation paid by companies of similar size and industry, as determined by commercially available wage and salary surveys. Size is determined primarily by reference to annual revenues and number of employees. VSE's industry group is engineering and technical services (formerly SIC Code 8711). National and geographic differences in compensation are considered based on the executive's primary area of operations and responsibility. VSE targets a salary range generally between the 25th and the 50th percentile indicated by such surveys.

Performance Bonus

     During 2002 the committee approved a performance bonus plan based on achieving specified levels of pretax income for each business unit or operating group (for operations employees) and for the consolidated company as a whole (for staff employees). The performance bonus plan for VSE's top executives (CEO/COO, CAO, and CFO) is based on achieving a specified return on equity. During 2001 and 2000, the performance bonus plan was based on achieving corporate and business unit goals, weighted approximately as follows: 20% on achieving corporate revenue and profit targets and 80% on achieving specified performance objectives within the business unit, such as revenue and profit targets, proposals submitted and won, new business development, and budget, cost, and total quality management.

Long-term Compensation

     During 1998 the Board recommended and the stockholders approved the adoption of the VSE Corporation 1998 Stock Option Plan (the "1998 Plan"), which replaced a substantially similar 1996 Plan. Under the 1998 Plan, an aggregate of 343,750 shares of VSE stock may be purchased pursuant to the grant of options. As of the record date, none of the shares covered by the 1998 Plan remained available for future nondiscretionary grants to non-employee directors of VSE, and approximately 2,500 of the shares remained available for future discretionary grants to executive officers and key employees. If, however, the above discussed amendment to the 1998 Plan is approved by stockholders, options to purchase an additional 75,250 shares of Stock may be granted thereunder.

     The purpose of the 1998 Plan is to provide non-employee directors, executive officers, and key personnel with long-term performance incentives and an identity of interests with the stockholders. VSE operates in a highly specialized field in which success is substantially dependent on the expertise of qualified and highly motivated key personnel. Management believes that the Plans have been of material assistance in recruiting, motivating, and retaining key personnel.

     Discretionary stock options granted under the Plans are approved by VSE's compensation committee after considering recommendations submitted by management based on the perceived long-term contribution of key personnel. The compensation committee independently determines in executive session the number of stock options to be awarded to the CEO. Awards of discretionary stock option grants approved by the compensation committee are subject to ratification by the Board.

All Other Compensation

     All VSE officers are entitled to participate in company fringe benefit programs, including the VSE Employee ESOP/401(k) Plan, which is an IRS qualified plan available to all eligible employees. Effective April 1, 1999, employer contributions to the ESOP portion of the plan were discontinued and replaced by employer contributions to the 401(k) portion of the plan based on employee 401(k) deferrals. The employer 401(k) contribution is equal to 50% of the first 6% (5% in 2001 and 2000) of employee pay deferred into the employee's 401(k) account. Amounts contributed to the VSE ESOP/401(k) plan on behalf of the named executive officers are included in the "Summary Compensation Table."

     VSE has a non-qualified Deferred Supplemental Compensation Plan (the "DSC Plan") for all VSE officers. The DSC Plan provides, at the Board's discretion, for an annual bonus pool not to exceed 12% of VSE's consolidated net income for the year. The annual bonus pool is allocated to the participant accounts of corporate officers in proportion to the ratio of the officer's performance bonus for the year (see "Performance Bonus" above) to total officer performance bonuses for the year. Pursuant to the DSC Plan, a bonus pool of approximately $60,000 was authorized for 2002. Benefits under the DSC Plan and predecessor DCU Plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or in the event of a change of control of VSE. Amounts contributed to the DSC Plan on behalf of the named executive officers are included in the Summary Compensation Table.

Chief Executive Officer Compensation

     During each of 2002, 2001 and 2000, Mr. Ervine, VSE's chairman and chief executive officer ("CEO"), was compensated in accordance with an employment agreement negotiated and approved by VSE's compensation committee in 1998. Pursuant to the agreement, Mr. Ervine served as Chief Executive Officer of VSE and was paid a base salary of $254,000 during 2002, 2001, and 2000. As of February 15, 2002, Mr. Ervine assumed additional duties as President and Chief Operating Officer of the Corporation. The agreement with Mr. Ervine extends through January 1, 2004, and is subject thereafter to automatic extensions for successive one-year periods unless notice to terminate is given by Mr. Ervine at least 90 days prior to the expiration of the term or any such one-year extension of the term. The agreement provides for a minimum base salary of $254,000, with other terms and conditions substantially similar to a predecessor January 1, 1996, employment agreement (see "Certain Relationships and Related Transactions" above for a description of the current employment agreement).

     The CEO's performance bonus for 2002 was determined on the basis of achieving consolidated pretax income for 2002 in excess of a 9% return on equity. During 2001 and 2000, the CEO's performance bonus was determined by the committee on the basis of five factors of approximately equal weight: revenue growth, return on equity, return on sales, leadership, and long-term stockholder goals. The first three factors were measured based on interim consolidated financial statements or management reports which were subject to adjustment based on annual audited financial statements. The last two factors were subjective measures evaluated by the committee in executive session. For 2002 VSE did not achieve the level of net income and return on equity targeted for the year, and the compensation committee recommended a $-0- bonus for the year. Effective January 1, 2003, the compensation committee increased the CEO's base salary to $264,000.

     Pursuant to the 1998 Plan, the committee recommended that the CEO be awarded a discretionary stock option covering 12,000 shares of VSE Stock, effective January 1, 2003.

     Compensation Committee:  Jimmy D. Ross (Chairman), Clifford M.
                              Kendall, Calvin S. Koonce, Bonnie K.
                              Wachtel

Compensation Committee Interlocks and Insider Participation

     No executive officer of VSE serves or has served as a member of the compensation committee of another entity, one of whose executive officers serves on VSE's compensation committee. No executive officer of VSE serves or has served as a director of another entity, one of whose executive officers serves on VSE's compensation committee.

     Mr. Koonce is a major stockholder of VSE. See "Security Ownership of Certain Beneficial Owners and Management."

     The trustees of VSE's employee benefit plans effect certain of their transactions through Koonce Securities, Inc., which is wholly owned by Mr. Koonce, and through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder. No transactions occurred with Koonce Securities, Inc., in 2002.

     Mr. Osnos is of counsel at the law firm of Arent Fox Kintner Plotkin & Kahn, PLLC, which has represented and is expected to continue to represent VSE on various legal matters. See "Certain Relationships and Related Transactions."

     VSE's Chairman and Chief Executive Officer (Mr. Ervine) is an ex officio member of all Board committees, including the compensation committee. Mr. Ervine does not participate in meetings or discussions of the compensation committee concerned with establishing his salary or bonus.

Summary Compensation Table

     The following table reports the compensation paid for the past three years for each of the five most highly compensated VSE executive officers, including the Chief Executive Officer.
                                                        Long-term       All
                                            Annual     Compensation    Other
                                         Compensation     Awards    Compensation
                                        -------------- ------------ ------------
                                Fiscal  Salary    Bonus   Options
Name and Principal Position      Year     ($)      ($)      (#)        ($)(1)
---------------------------      ----   -------  -------   -------    -------
Thomas G. Dacus (2)              2002   140,000    8,000    2,000      7,243
  Vice President and             2001     5,689        0        0          0
  Director, Federal Group

Donald M. Ervine (3)             2002   254,000        0   12,000      5,174
Chairman of the Board,           2001   254,000   25,000   12,000     13,451
  President and CEO/COO          2000   254,000   55,000   20,000     12,456

James M. Knowlton (4)            2002   170,000   20,000    6,000     11,349
  Executive Vice President and   2001   170,000   10,000    1,500      6,095
  Director, International Group  2000   170,000   24,000   10,000     93,795

Thomas R. Loftus (5)             2002   119,000        0    5,000     13,468
  Senior Vice President and      2001   110,000   15,400    2,500      8,329
  Chief Financial Officer        2000   110,000   15,000    4,000      9,106

Craig S. Weber (5)               2002   148,500        0    6,000      4,425
  Executive Vice President,      2001   140,400   14,000    6,000      8,582
  Chief Administrative Officer,  2000   140,400   20,000    8,000     16,801
  and Secretary


(1) The column headed "All Other Compensation" includes (a) contributions made by VSE to two defined contribution employee benefit plans: the VSE Employee ESOP/401(k) Plan, which is generally available to all VSE employees, and the DSC Plan (see plan description in the "Compensation Committee Report"), and (b) in 2002 a $10,000 bonus award paid to Mr. Loftus per VSE's spot bonus program to recognize his significant contribution towards organization performance.

(2) The amount reported for Mr. Dacus for 2001 represents salary for the period November 30, 2001, when he recommenced employment with VSE, through December 31, 2001. Mr. Dacus previously served as an officer of VSE from 1984 to 1991.

(3)  Mr. Ervine also assumed the duties of VSE President and Chief
     Operating Officer as of February 15, 2002.

(4)  Mr. Knowlton is also President of two VSE subsidiaries, Ship
     Remediation and Recycling, Inc., and VSE Services International,
     Inc. Mr. Knowlton served as VSE's President and Chief Operating
     Officer from February 5, 1999, to November 5, 2000.

                                 -17-

(5)  Effective March 7, 2002, Mr. Loftus was appointed Chief Financial
     Officer and Mr. Weber was appointed Chief Administrative Officer.
     During 2001 and 2000, Mr. Loftus served as VSE Comptroller and Mr.
     Weber served as VSE Chief Financial Officer.

Option Grants in Last Fiscal Year

     The following table reports the options granted in fiscal year 2002 for each of the five most highly compensated VSE executive officers, including the chief executive officer.
                                                                  Potential realizable value
                         ------------Individual Grants----------   at assumed annual rates
                                                                    of stock appreciation
                                                                     for option term (1)
                         ------------------------------------------------------------------
                                  % of Total                      Hypothetical Hypothetical
                                   Options                           value        value
                                  Granted to                      realized at  realized at
                         Options  Employees  Exercise               5% stock    10% stock
                         Granted  in Fiscal   Price   Expiration  appreciation appreciation
Name                     (#)(2)      Year   ($/share)    Date         ($)           ($)
-------------------------------------------------------------------------------------------
Thomas G. Dacus           2,000      3.3%     10.73    12/31/07      5,929        13,101
Donald M. Ervine         12,000     20.0%     10.73    12/31/07     35,574        78,609
James M. Knowlton         6,000     10.0%     10.73    12/31/07     17,787        39,304
Thomas R. Loftus          5,000      8.3%     10.73    12/31/07     14,822        32,753
Craig S. Weber            6,000     10.0%     10.73    12/31/07     17,787        39,304

(1) The dollar amounts reported under the potential realizable value columns at assumed 5% and 10% annual rates of appreciation are not intended to forecast actual future appreciation in the stock price.
     Actual gains, if any, on stock option exercises depend on the future performance of VSE Stock. There is no assurance the amounts reflected in this table will be achieved. The assumed rates were compounded annually to the full five-year term of the options.

(2) Non-qualified stock options which became 25% exercisable on award date (1/1/03) and 25% exercisable on each of the first three anniversary dates thereafter (1/1/04, 1/1/05, and 1/1/06), except in the event of a change in control of VSE, in which case such options become immediately exercisable.

                                 -18-


Aggregate Options Exercised in Last Fiscal Year and Fiscal Year-end
Option Values

     The following table reports the options exercised, exercisable, and unexercisable as of the end of VSE's fiscal year 2002 for each of the five most highly compensated VSE executive officers, including the chief executive officer.
                                                                                Value of unexercised
                                                    Number of unexercised          in-the-money(1)
                                                    options at 12/31/02(#)     options at 12/31/02($)
                                                   -------------------------  -------------------------
                      Shares acquired   Value
Name                  on exercise(#)  realized($)  Exercisable Unexercisable  Exercisable Unexercisable
--------------------  --------------- -----------  ----------- -------------  ----------- -------------
Donald M. Ervine          --             --          46,000          14,000    140,640      49,790
Thomas G. Dacus           --             --             500           1,500         15          45
James M. Knowlton         --             --          25,750           7,750     67,830      15,580
Craig S. Weber            --             --          14,000           9,500     46,455      22,400
Thomas R. Loftus          --             --          11,500           6,000     31,065      10,165


(1)  Based on a closing VSE stock price of $10.76 per share on December
     31, 2002 (Nasdaq NMS).

                                 -19-

Performance Graph

     Set forth below is a line graph comparing the cumulative total return of VSE Stock with (a) a performance index for the broad market in which VSE Stock is traded and (b) a published industry index. VSE Stock is traded on the Nasdaq National Market System, and VSE's industry group is engineering and technical services (formerly SIC Code 8711). Accordingly, the performance graph compares the cumulative total return for VSE Stock with (a) an index for the Nasdaq National Market System (U.S. companies) ("Nasdaq Index") and (b) a published industry index for SIC Code 8711 ("Industry Index").


                      [insert graph]


          * Total return assumes reinvestment of dividends and assumes $100 invested on December 31, 1997, in VSE Stock, the Nasdaq Index, and the Industry Index.



                        Performance Graph Table


                  1997   1998   1999   2000   2001   2002
                  ----   ----   ----   ----   ----   ----
VSE Stock          100    121     83     60     83    123
Nasdaq Index       100    141    249    156    125     87
Industry Index     100     94    104    183    201    131


                                 -20-

                      STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at VSE's 2004 annual meeting of stockholders must have been received by VSE's Secretary at VSE's principal executive offices, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, by no later than the close of business on Wednesday, December 10, 2003, to be considered for inclusion in VSE's proxy material relating to such meeting.

                         OTHER MATTERS

     VSE will bear the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of VSE. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. VSE will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

     Please sign and promptly return your proxy in the enclosed envelope. Your vote is important.


By Order of the Board of Directors
C. S. Weber, Secretary


                                 -21-